Exhibit 99.1

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes Sale of the Liaison Capitol Hill

Bethesda, MD, February 14, 2019 - Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has closed on the sale of the 343-room, Liaison Capitol Hill in Washington, D.C. for $111.0 million.

The sale price of $111.0 million reflects a 16.9x EBITDA multiple and a 4.9% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues) based on the trailing twelve-month operating performance for the period ended December 31, 2018.

Proceeds from the sale of the Liaison Capitol Hill will be utilized for general business purposes which may include reducing the Company’s outstanding debt. As a result of this completed sale, the Company estimates its total net debt to trailing 12-month corporate EBITDA will be approximately 4.8 times at the end of the first quarter 2019.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 62 hotels, totaling approximately 14,900 guest rooms, located in 10 states and the District of Columbia, in the following markets: Del Mar, California; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Santa Cruz, California; Washington, DC; Coral Gables, Florida; Key West, Florida; Naples, Florida; Buckhead, Georgia; Chicago, Illinois; Boston, Massachusetts; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

All information in this press release is as of February 14, 2019. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook”

or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of total net debt to trailing 12-month corporate EBITDA; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
The Liaison Capitol Hill
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Trailing Twelve Months
(Unaudited, in millions)

Twelve months ended December 31,
2018

Hotel net income	$3.5

Adjustment:
Depreciation and amortization	3.1

Hotel EBITDA	$6.6

Adjustment:
Capital reserve	(1.1)

Hotel Net Operating Income	$5.5

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented trailing twelve-month hotel EBITDA and trailing twelve-month hotel net operating income after capital reserves because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s trailing twelve-month EBITDA and trailing twelve-month net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s trailing twelve-month EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017

Occupancy	78%	87%	88%	77%	83%
ADR	$240	$259	$253	$238	$248
RevPAR	$188	$225	$223	$184	$205

Hotel Revenues	$363.4	$435.0	$427.8	$375.0	$1,601.3
Hotel EBITDA	$110.1	$164.4	$157.0	$114.1	$545.6
Hotel EBITDA Margin	30.3%	37.8%	36.7%	30.4%	34.1%

	First Quarter	Second Quarter	Third Quarter
	2018	2018	2018

Occupancy	76%	87%	89%
ADR	$235	$261	$258
RevPAR	$179	$228	$228

Hotel Revenues	$353.4	$444.1	$440.2
Hotel EBITDA	$98.8	$165.8	$160.5
Hotel EBITDA Margin	27.9%	37.3%	36.5%

These historical hotel operating results include information for all of the hotels the Company owned as of February 14, 2019. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.